Exhibit 10.5d

ZALE CORPORATION

2011 OMNIBUS INCENTIVE COMPENSATION PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNITS

PLAN AGREEMENT

Participant	Issue Date	Number of Units	Employee ID

Grant

Zale Corporation (the “Company”), on behalf of Zale Delaware, Inc. (“Zale Delaware”), its wholly-owned subsidiary, has granted to the Participant named above, as of the Issue Date, the above number of Restricted Stock Units, subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “Plan”).

Issue Date	The Issue Date for the Restricted Stock Units granted to the Participant pursuant to this Plan Agreement shall be the date set forth above.

Vesting Dates, Performance Based Award	The Restricted Stock Units issued pursuant to this Plan Agreement shall vest upon satisfaction of the Performance Goal set forth on Exhibit A hereto (the “Vesting Date”).

Consequences of Vesting

Upon the Vesting Date, the Participant shall be entitled to receive one share of the Company’s common stock, par value $.01 per share (“Common Stock”), for each Restricted Stock Unit that vested on such Vesting Date or, in the sole discretion of the Committee, in lieu thereof, the Company shall pay to the Participant the Fair Market Value of such number of shares of Common Stock. Unless the Committee has elected to make a cash payment upon the vesting of the Restricted Stock Units reasonably promptly after the Vesting Date, the Company shall cause to be delivered to the Participant a certificate evidencing the shares of Common Stock issuable to the Participant upon the vesting of the Restricted Stock Units, free of any restrictive legend other than restrictions on transfer as a result of applicable securities laws.

No Dividends or Voting Rights	The Participant shall not be entitled to receive dividend payments with respect to the Restricted Stock Units and shall have no voting rights with respect to the Restricted Stock Units.

Restrictions on Transfer

No transfer of the Participant’s rights with respect to the Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Stock Units, and all of the rights related thereto, shall be forfeited by the Participant.

Termination

In the event of the termination of a Participant’s employment with Zale Delaware, Inc., the Restricted Stock Units granted to the Participant which have not vested as of the date of such termination shall be void and of no further effect.

Recoupment Policy

Any amounts received by Participant pursuant to the Restricted Stock Units granted in this Plan Agreement are subject to recoupment by the Company pursuant to any policy the Company may have in place from time to time that either (i) provides for the recoupment of compensation that was paid as a result of a misstatement of the Company’s financial results that involved negligence, fraud or other misconduct, or (ii) provides for recoupment of compensation as required by securities laws or stock exchange rules.

No Section 83(b) Elections

The Participant shall not file with the Internal Revenue Service an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (i.e., an election to include in gross income in the year of issuance of the Restricted Stock Units the amounts specified in such Section 83(b)).

Confidentiality, Non-competition, Non-solicitation and Non-disparagement Agreements

Participant and the Company agree to comply with the provisions of Exhibit B to this Plan Agreement, which impose certain confidentiality, non-competition, non-solicitation and non-disparagement obligations upon the parties hereto; provided, however, that if there are any inconsistencies between the terms contained in Exhibit B and Participant’s Employment Security Agreement, if applicable, with Company, as it may be amended or replaced, the terms of the Employment Security Agreement shall control.

Miscellaneous	Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

Zale Corporation

Authorized Officer

I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.

Participant

EXHIBIT A

Performance Goal

The performance-based restricted stock units will vest if at the end of any four quarter period commencing with the four quarters ending July 31, 2013 and ending with the four quarters ending July 31, 2015 (each such four quarter period, a “Measurement Period”), the Company’s consolidated net income (as determined in accordance with generally accepted accounting principles) is equal to or exceeds $[                    ] (the “Performance Goal”).

The Plan Committee shall certify whether the Company has achieved the Performance Goal with respect to any Measurement Period.  All determinations of the Plan Committee with respect to achievement of the Performance Goal shall be conclusive and binding upon the Company and the Participant.  If the Plan Committee determines that the Company has not achieved the Performance Goal, none of the Restricted Stock Units granted pursuant to this Plan Agreement shall vest and all such Restricted Stock Units shall be void and of no further effect.

EXHIBIT B

Section 1.  Confidential Information.  As Participant is an employee of the Company in a position eligible to participate in the Plan, Participant acknowledges that in and as a result of his or her employment with Company, he or she will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of Company and its Affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information which are owned by Company and/or its Affiliates and regularly used in the operation of its business, and as to which Company and/or its Affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees (collectively, “Trade Secrets”).

Participant promises not to use in any way or disclose any of the Trade Secrets, directly or indirectly, either during or after his or her employment by Company, except as required in the course of his or her employment, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Participant.  Participant agrees that upon receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the term of Participant’s employment with Company, Participant will timely notify and promptly provide a copy of the subpoena, process or other request to Company. For this purpose, Participant irrevocably nominates and appoints Company (including any attorney retained by Company), as his or her true and lawful attorney-in-fact, to act in Participant’s name, place and stead to perform any reasonable and prudent act that Participant might perform to defend and protect against any disclosure of any Trade Secrets.

The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure will not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 1 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

Section 2.  Non-Competition.  As a material inducement for Company’s promise to provide the trade secrets and proprietary and confidential information described above and to make the grant of options to Participant as provided in this Plan Agreement, Participant agrees that during the term of his or her employment with Company and during the period extending one year from the date of Participant’s termination of employment with the Company (the “Restricted Period”), he or she will not, directly or indirectly, as an employee, consultant or otherwise, compete with Company by providing services relating to retail or non-retail sales of jewelry to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.” As used herein, a “Competing Business” is any business that, in whole or in material part, in the United States, Canada and/or Puerto Rico, (a) engages in the retail sale of jewelry, including, but not limited to, specialty jewelry retailers and other retailers having jewelry divisions or departments, or (b) operates as a vendor of jewelry, including, but not limited to, as a wholesaler, manufacturer or direct importer of jewelry.  The restrictions contained in this Section 2 will be tolled on a day-for-day basis for each day during which Participant participates in any activity in violation of such restrictions.

The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on competition will not render invalid or unenforceable any remaining restrictions on competition. Additionally, should an arbitrator or a court of competent jurisdiction determine that the scope of any provision of this Section 2 is too broad to be enforced as written, the parties intend that the arbitrator or court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

Section 3.  Agreement Not to Solicit Employees.  Participant covenants and agrees that during Participant’s employment with Company and thereafter during the Restricted Period, Participant will not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire, cause to be hired or solicit any employee of Company or its Affiliates or (b) in any manner attempt to influence or induce any employee of Company or its Affiliates to leave the employment of Company or its Affiliates, nor will he or she use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees of Company or its Affiliates.  The restrictions contained in this Section 3 will be tolled on a day-for-day basis for each day during which Participant participates in any activity in violation of such restriction.

The parties agree that the above restrictions on the solicitation of employees are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on the solicitation of employees will not render invalid or unenforceable any remaining restrictions on the solicitation of employees. Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 3 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

Section 4.  Nondisparagement.  Participant covenants and agrees that he or she will not make any public statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of Company, its Affiliates, its and/or their employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name or business.

Section 5.  Reasonableness of Restrictions.  Participant agrees that Participant and Company are engaged in a highly competitive business and, due to Participant’s position with Company and the nature of Participant’s work, Participant’s engaging in any business that is competitive with that of Company will cause Company great and irreparable harm.  Participant represents and warrants that the restrains created and the time, scope and geographic area restricted by the foregoing Sections 1, 2, 3 and 4 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are reasonable, that the enforcement of the restrictions contained in such Sections would not be unduly burdensome to Participant, and that Participant will be able to earn a reasonable living while abiding by the terms included herein.  Participant agrees that the restraints created by the covenants in Sections 1, 2, 3 and 4 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are not outweighed by either the hardship to Participant or any injury likely to the public.  If any arbitrator or court determines that any portion of this Exhibit A is invalid or unenforceable, the remainder of this Exhibit A will not thereby be affected and will be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Exhibit A, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.